Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of April 7, 2015 (the “Effective Date”), by and between Boot Barn, Inc., a Delaware corporation (the “Company”), and James G. Conroy (“Executive”).  The Company and Executive are referred to herein as the “parties.”

RECITALS

WHEREAS, the Company and Executive entered into that certain Employment Agreement, dated November 12, 2012 (the “Former Agreement”);

WHEREAS, the Company wishes to continue to employ Executive as the President and Chief Executive Officer of the Company, and Executive wishes to continue be employed by the Company on the terms and conditions set forth herein; and

WHEREAS, the Company and Executive have agreed to enter into this Agreement which amends and restates the Former Agreement and supersedes all prior agreements between the parties relating to Executive’s employment with the Company, including the Former Agreement.

NOW, THEREFORE, in consideration of the promises and obligations set forth below and for other good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the Company and Executive agree and intend to be legally bound, as follows:

AGREEMENT

1.                                      POSITION AND DUTIES.

(a)                                 Position.  The Company agrees to employ Executive during the Term as the President and Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (“Board”).  Executive shall have such responsibilities and duties consistent with such positions and as determined from time to time by the Board.  During the Term, Executive shall serve as a member of the Board without additional compensation.  If requested by the Board, Executive will serve as a director of, an officer of and/or provide services to Boot Barn Holdings, Inc. (the “Parent”), and/or any subsidiary or affiliate of the Company without additional compensation.

(b)                                 Location.  During the Term, Executive shall perform his duties at the Company’s corporate offices located in Orange County, California subject to customary travel as reasonably required.

2.                                      BEST EFFORTS.  During the Term, Executive shall devote his full business time and best efforts to the faithful and loyal performance of his duties to the Company (except for permitted vacation periods and reasonable periods of illness or other incapacity).  Executive shall not, directly or indirectly, provide employment, consultant or other services to any other person or entity other than the Parent or a subsidiary or affiliate thereof if so requested by the Board.  Executive shall not, directly or indirectly, engage or participate in any outside activity that would, or may be perceived to, conflict with the best interests of the Company or his duties to the Company.  Notwithstanding the foregoing, nothing herein shall preclude Executive from: (i) serving, with the prior written consent of the Board, as a member of the board of directors or advisory board (or their equivalents in the case of a non-corporate entity) of a non-competing business or a non-competing entity engaged in charitable activities and community affairs; (ii) engaging in charitable activities and community affairs; or (iii) managing his personal investments and affairs; provided however, that the activities set out in clauses (i)-(iii) shall be limited by Executive so as not to interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.  Nothing in this Agreement shall prohibit Executive from owning, as a passive investment, less than 2% of capital stock of any corporation listed on a national securities exchange or publicly traded an over-the-counter market.

3.                                      TERM.  This Agreement shall commence on the Effective Date and continue until the third anniversary of the Effective Date, unless earlier terminated pursuant to Section 6; provided, however, that commencing on the third anniversary of the Effective Date and on each anniversary date thereafter, this Agreement shall be automatically renewed for an additional one year period unless, not later than 90 calendar days prior to such date, the Board or Executive provides the other party written notice that such party does not wish to renew the term (the initial term and any renewed term shall be referred to herein as the “Term”).  Executive’s post-termination obligations pursuant to Sections 7-10, 11 and 12(d) of this Agreement (“Continuing Obligations”) shall survive the non-renewal or termination of this Agreement and/or Executive’s employment, however caused.

4.                                      COMPENSATION AND BENEFITS.

(a)                                 Base Salary.  During the Term, the Company shall pay Executive a base salary in the amount of Six Hundred Twenty Five Thousand Dollars ($625,000.00) (the “Base Salary”), less applicable withholdings under state and federal law in accordance with the Company’s normal payroll practices.  The Base Salary may be increased from time to time in the discretion of the Compensation Committee of the Board of Directors of the Parent (“Compensation Committee”).

(b)                                 Incentive Bonus.  Effective for fiscal years of the Company commencing on and after March 29, 2015, Executive shall be eligible to receive a bonus of 75% of the Base Salary (the “Target Bonus Amount”) if the Company achieves its budget (as established by the Compensation Committee), with an opportunity to receive a maximum aggregate bonus of up to 150% of the Base Salary if the Company achieves additional performance targets established by the Compensation Committee, in each case subject to the terms of the Company’s senior management bonus plan in force and as amended from time to time.  Subject to the terms of the senior management bonus plan, the Target Bonus Amount may be increased from time to time in the discretion of the Compensation Committee.  The Company shall pay the bonus, if any, to Executive following the end of the fiscal year to which the bonus relates but no later than 120 days following the end of such fiscal year, provided that, except as otherwise provided in Section 6 with respect to Accrued Bonuses where Executive terminates employment following the end of the fiscal year to which the bonus relates, Executive is employed on the bonus payment date.  Except as otherwise provided in Section 6 with respect to Accrued Bonuses where Executive terminates employment following the end of the fiscal year to which the bonus relates, no bonus or prorated bonus will be payable to Executive to the extent Executive is not employed on the bonus payment date.  Executive’s bonus for the fiscal year ending March 28, 2015 shall be governed by the terms of the bonus arrangement as set out in the Former Agreement and shall include a target bonus in the amount of 75% of Executive’s Base Salary under the Former Agreement.

(c)                                  Equity.  Executive shall be eligible to participate in any equity incentive plan of the Parent available to other similarly situated officers of the Company as determined from time to time in the discretion of the Compensation Committee.

(d)                                 PTO/Holidays.  During the Term, Executive shall be entitled to accrue four weeks of paid time off (“PTO”) per calendar year (prorated for partial years worked).  PTO may be carried over from one calendar year to the next for a maximum of six weeks of PTO (“PTO Cap”).  Once Executive reaches the PTO Cap, he will not be entitled to accrue any additional PTO days until he uses his PTO days so as to fall below the PTO Cap.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.  In addition, Executive will be provided the same holiday benefits provided to other similarly-situated officers of the Company.  The amount, eligibility and extent of these benefits shall be governed by the Company’s applicable policy in effect and as amended from time to time and in compliance with applicable law.

(e)                                  Benefits.  During the Term, Executive shall be eligible to participate in any Company-sponsored health and welfare benefit plans or programs in effect from time to time and available to other similarly situated officers of the Company.  The amount, eligibility and extent of the benefits shall be governed by the terms of the applicable benefit plan or program of the Company as in force from time to time.

5.                                      EXPENSES.

(a)                                 General.  During the Term, the Company shall reimburse Executive for all reasonable business expenses of types authorized by the Company and reasonably and necessarily incurred or paid for by Executive in the performance of his duties, responsibilities, and authorities hereunder.  Executive shall provide the Company with reasonable documentation and receipts establishing the amount and nature of such expenses.  Executive shall comply with such reasonable budget limitations and approval and reporting requirements with respect to expenses as the Company or the Board may establish from time to time.

(b)                                 Attorneys’ Fees.  The Company shall reimburse Executive for attorneys’ fees actually incurred by him in connection with the negotiation and drafting of this Agreement, up to a maximum of Five Thousand Dollars ($5,000.00), provided Executive submits to the Company reasonable documentation establishing the amount of said fees.  Any such expenses pursuant to this Section 5(b) shall be grossed up to the extent taxable as determined by the Company’s independent accountants, and shall be payable within the 2015 calendar year.

6.                                      TERMINATION.  Upon termination of Executive’s employment or non-renewal of this Agreement, Executive is entitled to no other payments, compensation, severance or benefits upon termination except as expressly stated in this Section 6.

(a)                                 Termination Without Cause.  The Company may terminate Executive’s employment without Cause (defined in Section 6(h)(iii)) at any time during the Term by providing Executive 30 days’ written notice (the “Notice Period”) (which termination date can be accelerated in the Company’s discretion provided the Company continues to pay Executive the Base Salary during the Notice Period).  If Executive’s employment is terminated by the Company without Cause, the Company shall pay or provide Executive the following:  (i) the Accrued Obligations (defined in Section 6(h)(ii)); (ii) the Severance Payment (defined in Section 6(h)(ix); (iii) the Supplemental Severance Payment (defined in Section 6(h)(x)); (iv) the Accrued Bonus to the extent applicable (defined in Section 6(h)(i)); and (v) the Health Severance (defined in Section 6(h)(viii)).  Notwithstanding the preceding sentence, if Executive’s employment is terminated by the Company without Cause within one year following, or three months preceding, a Change of Control (defined in Section 6(h)(iv)), the Company shall pay or provide Executive the following:  (u) the Accrued Obligations; (v) the COC Severance Payment (defined in Section 6(h)(v)); (w) the COC Supplemental Severance Payment (defined in Section 6(h)(vi)); (x) the Accrued Bonus to the extent applicable; (y) the Health Severance; and (z) all of Executive’s then unvested equity awards (including stock options and restricted stock) granted pursuant to any equity incentive plan of the Company or the Parent, if any, shall immediately vest upon the date of termination, and become exercisable in accordance with the terms of such plan (the “Accelerated Vesting”).  For the avoidance of doubt, any COC Severance Payment and COC Supplemental Severance Payment payable pursuant to the preceding sentence shall be paid in lieu of any Severance Payment and Supplemental Severance Payment to which Executive may otherwise be entitled.  Executive will be entitled to receive the Severance Payment, the Supplemental Severance Payment, the Accrued Bonus, the Health Severance, the COC Severance Payment, the COC Supplemental Severance Payment, and the Accelerated Vesting, as applicable, only if he executes, delivers and does not revoke a general waiver and release of all claims in favor of the Company, the Parent, and their subsidiaries and affiliates in a form provided to Executive by the Company (the “Release”) within 60 days after his termination date, and he complies with his Continuing Obligations.

If Executive’s employment is terminated pursuant to this Section 6(a), then except as set forth in this Section 6(a), the Company shall have no further obligation to Executive or liability under this Agreement by way of compensation or otherwise.

(b)                                 Death or Disability.  Executive’s employment during the Term shall terminate upon the death of Executive or, in the Company’s discretion, in the event of Executive’s disability, upon 30 days’ written notice to Executive.  Executive shall be deemed disabled if an independent medical doctor (selected by the Company’s health insurer and reasonably acceptable to Executive or his legal representative) certifies that Executive, for 90 consecutive days or 120 non-consecutive days in any 12-month period, has been unable to perform the essential functions of his job duties with or without reasonable accommodation.

Executive agrees to cooperate in submitting to a reasonable medical examination for the purpose of certifying disability under this Section 6(b) if requested by the Company.  If Executive’s employment is terminated for death, Executive (or his legal heirs) shall be entitled to receive the Accrued Obligations, and provided Executive (or his estate) timely executes and does not revoke the Release, Executive shall be entitled to the Accelerated Vesting, to the extent applicable.  If Executive’s employment is terminated for disability, Executive shall be entitled to receive the Accrued Obligations.  If Executive’s employment is terminated pursuant to this Section 6(b), then except as set forth in this Section 6(b), the Company shall have no further obligation to Executive (or his legal heirs) or liability under this Agreement by way of compensation or otherwise.  If Executive’s employment is terminated due to his disability, Executive shall continue to be fully bound by his Continuing Obligations.

(c)                                  Termination For Cause.  During the Term, the Company may terminate Executive’s employment immediately for Cause upon written notice.  If Executive’s employment is terminated pursuant to this Section 6(c), Executive shall not be entitled to receive any severance, bonus or other payments, except the Accrued Obligations, and the Company shall have no further obligation to Executive or liability under this Agreement by way of compensation or otherwise.  If Executive’s employment is terminated pursuant to this Section 6(c), Executive shall continue to be fully bound by his Continuing Obligations.

(d)                                 Resignation By Executive without Good Reason.  Executive may resign his employment at any time during the Term without Good Reason (defined in Section 6(h)(vii)) by providing the Company 30 days’ written notice.  If Executive resigns his employment without Good Reason, Executive shall not be entitled to receive any severance, bonus or other payments, except the Accrued Obligations, and the Company shall have no further obligation to Executive or liability under this Agreement by way of compensation or otherwise.  If Executive’s employment is terminated pursuant to this Section 6(d), Executive shall continue to be fully bound by his Continuing Obligations.

(e)                                  Resignation by Executive For Good Reason.  Executive may resign his employment during the Term for Good Reason pursuant to the terms and conditions set forth in Section 6(h)(vii).  If Executive resigns his employment for Good Reason pursuant to this Section 6(e), the Company shall pay or provide Executive the following:  (i) the Accrued Obligations; (ii) the Severance Payment; (iii) the Supplemental Severance Payment; (iv) the Accrued Bonus to the extent applicable; and (v) the Health Severance.  Notwithstanding the preceding sentence, if Executive resigns his employment for Good Reason within one year following, or three months preceding, a Change of Control, the Company shall pay or provide Executive the following:  (u) the Accrued Obligations; (v) the COC Severance Payment; (w) the COC Supplemental Severance Payment; (x) the Accrued Bonus to the extent applicable; (y) the Health Severance; and (z) the Accelerated Vesting, to the extent applicable.  For the avoidance of doubt, any COC Severance Payment and COC Supplemental Severance Payment payable pursuant to the preceding sentence shall be paid in lieu of any Severance Payment and Supplemental Severance Payment to which Executive may otherwise be entitled.  Executive will be entitled to receive the Severance Payment, the Supplemental Severance Payment, the Accrued Bonus, the Health Severance, the COC Severance Payment, the COC Supplemental Severance Payment, and the Accelerated Vesting, as applicable, only if he executes, delivers and does not revoke the Release within 60 days after his termination date and he complies with his Continuing Obligations.  If Executive resigns his employment for Good Reason pursuant to this Section 6(e), then except as set forth in this Section 6(e), the Company shall have no further obligation to Executive or liability under this Agreement by way of compensation or otherwise.

(f)                                   Non-Renewal of Term.  Executive’s employment shall terminate upon the non-renewal of the Term as set forth in Section 3.  If Executive’s employment terminates pursuant to this Section 6(f) due to the Company providing Executive notice of non-renewal pursuant to Section 3, then the Company shall pay or provide Executive the following: (i) the Accrued Obligations; (ii) the Severance Payment; (iii) the Supplemental Severance Payment; (iv) the Accrued Bonus to the extent applicable; and (v) the Health Severance.  Notwithstanding the preceding sentence, if Executive’s employment terminates pursuant to this Section 6(f) due to the Company providing Executive notice of non-renewal pursuant to Section 3 within one year following, or three months preceding, a Change of Control, the Company shall pay or provide Executive the following: (u) the Accrued Obligations; (v) the COC Severance Payment; (w) the COC Supplemental Severance Payment; (x) the Accrued Bonus to the extent applicable; (y) the Health Severance; and (z) the Accelerated Vesting, to the extent applicable.  For the avoidance of doubt, any COC Severance Payment and COC Supplemental Severance Payment payable pursuant to the preceding sentence shall be paid in lieu of any Severance Payment and Supplemental Severance Payment to which Executive may otherwise be entitled.  Executive will be entitled to receive the Severance Payment, the Supplemental Severance Payment, the Accrued Bonus, the Health Severance, the COC Severance Payment, the COC Supplemental Severance Payment, and the Accelerated Vesting, as applicable, only if Executive signs, delivers and does not revoke the Release within 60 days after his termination date and he complies with his Continuing Obligations.  If Executive’s employment terminates pursuant to this Section 6(f) due to Executive providing the Company notice of non-renewal pursuant to Section 3, then Executive shall not be entitled to receive any severance, bonus or other payments, except the Accrued Obligations, and the Company shall have no further obligation to Executive or liability under this Agreement by way of compensation or otherwise and Executive shall continue to be fully bound by his Continuing Obligations.

(g)                                 Board Resignation.  Upon termination or resignation of Executive’s employment for any reason, whether initiated by the Company or Executive, or upon non-renewal of this Agreement, Executive shall be deemed to have resigned, as of the date of such termination, from the Board, any committees thereof, and any positions or offices he held with the Parent, and any service he was providing to the Parent or any subsidiary or affiliate of the Company shall terminate as of the date of such termination.

(h)                                 Certain Definitions.  For purposes of this Agreement:

(i)                                     “Accrued Bonus” shall mean, if Executive is terminated following the end of the fiscal year to which the bonus set forth in Section 4(b) relates but prior to the bonus payment date for such fiscal year, the bonus Executive would have been paid for the fiscal year to which the bonus relates had Executive remain employed with the Company on the bonus payment date, payable to Executive following the end of the fiscal year to which the bonus relates but no later than 120 days following the end of such fiscal year, provided that, Executive has executed and delivered the Release and the Release is irrevocable as of such date.  For the avoidance of doubt, no Accrued Bonus shall be paid if Executive is terminated prior to the end of the fiscal year to which the bonus relates.

(ii)                                  “Accrued Obligations” shall mean:  (A) the amount of any accrued but unpaid Base Salary, less applicable withholdings and deductions, due and owing to Executive as of the date of termination; (B) any accrued and unused PTO, less applicable withholdings and deductions, through the date of termination; and (C) reimbursement of expenses incurred by Executive in accordance with Section 5 of this Agreement and not previously reimbursed through the date of termination.

(iii)                               “Cause” shall mean:

(A)                               Executive’s intentional refusal or intentional failure to perform his duties and responsibilities under this Agreement or to follow any reasonable instruction issued by the Company or the Board;

(B)                               Executive’s failure to comply in any material respect with any written policies or procedures of the Company or the Board (including, but not limited to, the Company’s anti-discrimination and harassment policies and the Company’s drug and alcohol policy);

(C)                               Executive’s engagement in any act or omission involving willful misfeasance or nonfeasance by Executive of his assigned duties, which includes, without limitation, the intentional refusal by Executive to follow the directions of the Board or any committee thereof or the intentional refusal by Executive to perform his assigned duties in any material respect;

(D)                               Executive’s engagement in any act of theft, fraud, embezzlement, falsification of Company documents, misappropriation of funds or other assets of the Company or in any misconduct which is materially damaging to the goodwill, business or reputation of the Company;

(E)                                Executive’s conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony or crime involving moral turpitude that is damaging to the reputation of the Company; or

(F)                                 Executive’s material breach of any of his obligations contained in this Agreement, including Sections 7-10.

Prior to any termination pursuant to Section 6(h)(iii)(A), 6(h)(iii)(B) or 6(h)(iii)(F), the Company must give written notice to Executive within 60 days of any event triggering the applicable subsection and Executive shall thereafter have the right to remedy the condition, if such condition can be remedied, within 30 days of the date Executive receives the written notice from the Company.  If Executive does not remedy the condition within the 30-day cure period to the reasonable satisfaction of the Board, then the Board may deliver a notice of termination for Cause at any time within 30 days following the expiration of such cure period, in which case termination will be effective upon delivery of such notice.

(iv)                              “Change of Control” shall mean any of the following events:

(A)                               A merger, consolidation, reorganization or arrangement involving the Parent other than a merger, consolidation, reorganization or arrangement in which stockholders of the Parent immediately prior to such merger, consolidation, reorganization or arrangement own, directly or indirectly, securities possessing at least 50% of the total combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation, reorganization or arrangement in substantially the same proportion as their ownership of such voting securities immediately prior to such merger, consolidation, reorganization or arrangement;

(B)                               The acquisition, directly or indirectly, by any person or related group of persons acting jointly or in concert (other than the Parent or a person that directly or indirectly controls, is controlled by, or is under common control with, the Parent) of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Parent’s outstanding securities pursuant to a tender offer made directly to the Parent’s stockholders;

(C)                               The sale, transfer or other disposition of all or substantially all of the assets of the Parent other than a sale, transfer or other disposition to an affiliate of the Parent or to an entity in which stockholders of the Parent immediately prior to such sale, transfer or other disposition own, directly or indirectly, securities possessing at least 50% of the total combined voting power of the outstanding voting securities of the purchasing entity in substantially the same proportion as their ownership of such voting securities immediately prior to sale, transfer or other disposition; or

(D)                               A change in the composition of the Board of Directors of the Parent over a period of 24 consecutive months or less such that a majority of the board members ceases to be comprised of individuals who either have been:

(1)                                 board members continuously since the beginning of such period, or

(2)                                 appointed or nominated for election as board members during such period by at least a majority of the board members described in subsection (A) above who were still in office at the time the board approved such appointment or nomination.

Notwithstanding the foregoing, in no event shall a Change of Control be deemed to have occurred unless the transaction or event giving rise to the Change of Control also constitutes a “change in control event” as defined under U.S. Treasury Regulation Section 1.409A-3(i)(5).

(v)                                 “COC Severance Payment” shall mean Executive’s Base Salary in effect on the termination date payable for a period of 24 months from the termination date as salary continuation payments in accordance with the Company’s normal payroll practices, the first installment of which shall be made on the 60th day following the termination date (and will include any COC Severance Payment installment that would have otherwise been paid during the period following the termination date through the date of the first COC Severance Payment installment); provided that, Executive has executed and delivered the Release and the Release is irrevocable as of such date.  The COC Payment shall not be affected by Executive procuring other employment or self-employment, and Executive shall be under no duty to mitigate.

(vi)                              “COC Supplemental Severance Payment” shall mean an amount equivalent to 150% of Executive’s Base Salary on the date of termination, less applicable deductions, payable to Executive on the 60th day after the date of termination, provided that, Executive has executed and delivered the Release and the Release is irrevocable as of such date.

(vii)                           “Good Reason” shall mean the occurrence of any of the following events without Executive’s written consent:  (A) any diminution in Executive’s Base Salary or Target Bonus Amount; (B) any material and continuing diminution in Executive’s authority or responsibilities, such that Executive no longer has the title of, or serves or functions as, the Chief Executive Officer; (C) changing the geographic location at which Executive provides services to the Company to a location more than 35 miles further from Executive’s residence; (D) a material breach by the Company of its obligations under this Agreement; or (E) requiring Executive to report to someone other than the Board; provided however, that Executive’s resignation for Good Reason will be effective only if Executive provides written notice to the Board of any event constituting Good Reason within 60 days after Executive becomes aware of the occurrence of any such event, and the Board does not cure said event within 30 days after receipt of the notice, and provided further, that Executive terminates his employment within 90 days of the date of his written notice.

(viii)                        “Health Severance” shall mean, if Executive was enrolled in the Company’s health plan immediately prior to the termination date and timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), monthly payments to Executive equal to the portion of the premium paid by the Company for coverage under such plan for active senior executives of the Company immediately prior to the termination date, until the earlier of (A) the date Executive’s COBRA coverage ends (e.g., if Executive becomes eligible for coverage under another employer’s insurance plan) and (B) the date that is twelve (12) months after the termination date.  The Company may, in its discretion, report such monthly payments as taxable income to Executive in order to satisfy the requirements of Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or the nondiscrimination rules of the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”), applicable to insured group health plans.  In the event that the Company’s payment of Health Severance hereunder would violate the nondiscrimination rules of the PPACA or result in the imposition of penalties under PPACA, the parties agree to reform this provision, to the extent practicable, to comply with PPACA while maintaining the intended economic benefit to Executive.

(ix)                              “Severance Payment” shall mean Executive’s Base Salary in effect on the termination date payable for a period of 12 months from the termination date as salary continuation payments in accordance with the Company’s normal payroll practices, the first installment of which shall be made on the 60th day following the termination date (and will include any Severance Payment installment that would have otherwise been paid during the period following the termination date thorough the date of the first Severance Payment installment); provided that, Executive has executed and delivered the Release and the Release is irrevocable as of such date.  The Severance Payment shall not be affected by Executive procuring other employment or self-employment, and Executive shall be under no duty to mitigate.

(x)                                 “Supplemental Severance Payment” shall mean an amount equivalent to 75% of Executive’s Base Salary as of the date of termination, less applicable deductions, payable to Executive on the 60th day after the date of termination, provided that, Executive has executed and delivered the Release and the Release is irrevocable as of such date.

7.                                      CONFIDENTIAL INFORMATION.

(a)                                 Company Information.  Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary in that, by reason of his employment hereunder, he will acquire and have access to, and that he already has acquired and has had access to, Confidential Information (defined in this Section 7(a)) concerning the operations of the Company and the Parent, and their subsidiaries and affiliates, the use or disclosure of which could cause the Company or the Parent substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate.  Executive agrees that at all times during the Term and at all times thereafter, Executive will hold in strictest confidence and safeguard, and will not destroy, use or disclose to any person or entity except as absolutely necessary to perform his job duties hereunder, any confidential, proprietary or trade secret information of or belonging to the Company, the Parent, subsidiaries or affiliates.  “Confidential Information” of the Company and the Parent shall include, but is not limited to:  (i) confidential and proprietary matters relating to actual or prospective customers and the sales operations of the Company or the Parent, or any subsidiary or affiliate thereof, including, but not limited to, sales methods; pricing information; merchandising and marketing plans and strategies; proprietary information relating to services, products, processes and know-how; descriptions and information concerning prospective and actual customers, suppliers or vendors; lists of actual or potential customers, suppliers or vendors and any information about or provided by such customer, supplier or vendor; and product specifications; (ii) confidential and proprietary matters relating to the business and operations of the Company or the Parent, or any subsidiary or affiliate thereof, including, but not limited to, financial data and plans; budgets and financial statements; business plans and strategies; research and development plans; product or service plans; training materials developed by the Company or the Parent, or any subsidiary or affiliate thereof; techniques and materials; methods of distribution; assets and liabilities; past, present or proposed business operations, mergers or acquisitions or projects; business opportunities for new or developing business; recruiting methodology; and personnel information concerning Company employees other than Executive; (iii) confidential and proprietary data, information and materials related to the Company or the Parent, or any subsidiary or affiliate thereof, including, but not limited to, products; services; concepts; ideas; proposals; Inventions (defined in Section 10(a)); formulas; know-how; technology; improvements; discoveries; developments; modifications; processes; data; techniques; software programs; and proposed trademarks and trade names; and (iv) any trade secret of the Company or the Parent, or any subsidiary or affiliate thereof.  Executive understands and agrees that the rights and obligations set forth in this Section 7(a) are perpetual and shall extend beyond Executive’s employment.  Notwithstanding the foregoing, the restrictions of this Agreement on the use and disclosure of Confidential Information shall not apply (w) to information that becomes publicly known through no fault of Executive subsequent to the time of the Company’s communication thereof to Executive; (x) if the information is rightfully obtained by Executive from a third party authorized to make such disclosure without restriction; (y) if the information is identified by the Board in writing as no longer proprietary or confidential; or (z) if the information is required in response to a legal summons, subpoena or other lawful court order, provided that, Executive shall promptly notify the Company in writing of any such legal requirement and assist the Company or its designee in seeking a protective order or in objecting to such request, provided further, that any such assistance will be at the sole cost and expense of the Company.  If Executive produces any Confidential Information pursuant to clause (z), Executive shall disclose only that portion of the Confidential Information that he is legally compelled to disclose and provide a copy of same to the Company.

(b)                                 Former Employer Information.  Executive agrees that he will not improperly use or disclose any confidential, proprietary or trade secret information of or belonging to any former employer, person or entity, and that he will not bring onto the premises of the Company or use on behalf of the Company, the Parent, or any subsidiary or affiliate thereof, any unpublished document or confidential or proprietary information belonging to any such former employer, person or entity unless consented to in writing by such person or entity.

(c)                                  Third Party Information.  Executive recognizes that the Company has received and in the future will receive confidential and/or proprietary information from third parties, including the Company’s customers, vendors or suppliers, subject to a duty on the Company’s part to maintain the confidentiality of and safeguard such information, and to use such information only for certain limited purposes.  Executive agrees to hold all such confidential and proprietary information in the strictest confidence and not to disclose it to any person or entity, destroy it, or use it except as necessary in carrying out his duties for the Company and consistent with the Company’s agreement with such third party.

(d)                                 Exclusive Property.  Executive agrees that the Confidential Information belongs exclusively to the Company, the Parent or any subsidiary or affiliate thereof.  Executive agrees that, at the time of Executive’s separation from the Company for any reason, whether initiated by Executive or the Company, he will return to the Company all Confidential Information and any other property, equipment, materials or information belonging to the Company, and he will not keep in his possession, recreate, duplicate, destroy, or deliver to any person or entity, any Confidential Information.

8.                                      NON-SOLICITATION.  During the Term and for a period of 12 months immediately following Executive’s separation from the Company, however caused, Executive shall not, directly or indirectly, either for or on behalf of himself or any other person or entity, solicit or induce or attempt to solicit or induce any employee, consultant, independent contractor, agent or representative of the Company, the Parent or any subsidiary or affiliate thereof, to discontinue employment or engagement with the Company or the Parent, or any subsidiary or affiliate thereof; or otherwise interfere or attempt to interfere with the relationships between the Company, the Parent, or any subsidiary or affiliate thereof, and their employees, consultants, independent contractors, agents or representatives.

9.                                      NON-DISPARAGEMENT.  During the Term and thereafter, Executive shall not make to any person or entity, including but not limited to competitors, customers or vendors of the Company or the Parent, or any subsidiary or affiliate thereof, any statement that disparages the Company, the Parent, or any subsidiary or affiliate thereof, or which reflects negatively upon the Company, the Parent, or any subsidiary or affiliate thereof, including but not limited to disparaging statements regarding the Company’s financial condition, the board of directors or the officers or employees of the Company, the Parent, or any subsidiary or affiliate thereof.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making truthful statements required by applicable law, regulation or legal process, or in connection with any action, suit or other proceeding to enforce his rights under this Agreement.

10.                               INVENTIONS.

(a)                                 Assignment.  Executive agrees that all Inventions are the sole and the exclusive property of the Company.  Executive agrees to assign and hereby irrevocably assigns to the Company, without further consideration, all right, title, and interest that he may presently have or acquire (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention, which Invention shall be the sole property of the Company, whether or not patentable.  “Invention” as used herein shall mean all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, moral rights (including but not limited to rights to attribution or integrity) and all improvements, rights, and claims related to the foregoing that are conceived, created, developed, or reduced to practice by Executive alone or with others during the course of employment with the Company. In addition, to the extent not assigned, Executive hereby irrevocably waives any moral rights (including rights of attribution and integrity) that he may have with respect to the Inventions.  Executive acknowledges that all original works of authorship which are made by him (solely or jointly with others) during the Term which are protectable by copyright are “Works Made For Hire” Agreement as defined in the United States Copyright Act (17 USCA, § 101) and are included in the definition of Inventions.

(b)                                 Prior Inventions.  Executive has attached hereto on Exhibit A, a list describing all Inventions made or developed by Executive prior to the date of this Agreement which relate to the Company’s business or proposed business, products, services or research and development, and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”).  If no such list is attached, Executive represents that no such Prior Inventions exist or that any such Prior Invention has already been assigned to the Company by Executive pursuant to the Former Agreement or otherwise.  If, during the course of employment with the Company, Executive incorporates into a Company product, process or machine a Prior Invention owned by Executive, or in which Executive has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, reproduce, modify, adapt, distribute, display, perform, use, import, offer to sell and sell such Prior Invention as part of or in connection with such product, process or machine.

(c)                                  Patent and Copyright Registrations.  Executive agrees to assist the Company, or its designee, at the Company’s expense, in securing the Company’s rights in and to the Inventions and any copyrights, patents, trademarks, service marks, mask work rights or other intellectual property rights relating thereto in any and all countries.  Such assistance shall include the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, trademarks, service marks, mask work rights or other intellectual property rights relating thereto.  Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of his employment, however caused.  If the Company is unable, for any reason, to secure Executive’s signature to apply for or to pursue any application for any United States or foreign intellectual property rights including patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as provided herein, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and on Executive’s behalf to execute and file any such applications, and to do all other lawfully permitted acts to further the prosecution and issuance of such intellectual property rights, including letters patent or copyright registrations thereon, with the same legal force and effect as if executed by Executive.  Executive hereby irrevocably assigns to the Company any and all claims of any nature that Executive now or hereafter has for past, present or future infringement of all proprietary or intellectual property rights assigned to the Company.

(d)                                 Records.  Executive agrees to maintain adequate and current written records on the development of all Inventions and to disclose promptly to the Company all Inventions and relevant records, which records will remain the sole property of the Company.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company.  Executive further agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, discovery, improvement, technology, computer program, original work of authorship, design formula, discovery, patent, or copyright that Executive does not believe to be an Invention, but is conceived, developed, or reduced to practice by Executive (alone or with others) during the course of his employment with the Company shall be promptly disclosed to the Company (such disclosure to be received in confidence).

(e)                                  Exclusions.  Executive understands and acknowledges that he has been advised, pursuant to Section 2872 of the California Labor Code, that the provisions of this Agreement requiring the assignment of inventions do not apply to any invention that qualifies fully under Section 2870 of the California Labor Code, which provides:

“(a)                           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)                                 Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)                                 Result from any work performed by the employee for the employer.”

11.                               ENFORCEMENT/REMEDIES.

(a)                                 Arbitration.  In consideration of the Company continuing to employ Executive, and the new consideration provided under this Agreement, Executive and the Company agree that all claims arising out of or relating to his employment, including the enforceability of this arbitration agreement or claims arising under this Agreement or in connection with Executive’s termination, shall be resolved by binding arbitration.  This Agreement expressly does not prohibit either party from filing an application for a provisional remedy or equitable relief to prevent actual or threatened irreparable harm in accordance with California law, including for breach or threatened breach of Sections 7 through 10 of this Agreement.  The dispute will be arbitrated in accordance with the rules of the American Arbitration Association (“AAA”) under its existing Employment Arbitration Rules which may be found at https://www.adr.org/aaa/ShowProperty?nodeId=/UCM/ADRSTG_004362.  Executive acknowledges that he has been provided a copy of the AAA rules contemporaneously herewith.  The Company shall pay the arbitration administrative costs and the arbitrator’s fees in accordance with California law and the AAA rules.  Each party in the arbitration shall bear his/its own attorneys’ fees and legal costs. However, the arbitrator may award reasonable attorneys’ fees and/or legal costs to the prevailing party consistent with applicable law.  The decision of the arbitrator conducting such arbitration proceeding shall be in writing, shall set forth the basis therefor and such decision or award shall be final and binding upon the parties hereto. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims.  Failure to demand arbitration within the prescribed time period shall result in waiver of said claims.  The parties agree that the arbitration will be held in Orange County, California.  EXECUTIVE UNDERSTANDS AND AGREES THAT HE IS WAIVING HIS RIGHTS TO BRING SUCH CLAIMS TO COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

(b)                                 Rights Cumulative.  Each party recognizes that nothing in this Agreement is intended to limit any remedy available to it/him under state and federal laws in the event of actual or threatened irreparable harm.  The rights and remedies provided herein are cumulative, and the exercise of any right or remedy, whether pursuant hereto, to any other agreement, or to law, shall not preclude or waive the right to exercise any or all other rights and remedies.

12.                               GENERAL.

(a)                                 Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any part, clause, or condition of this Agreement is held to be partially or wholly invalid, unenforceable, or inoperative for any reason whatsoever, such invalid provision shall not affect any other provision or portion hereof, which shall continue to be effective as though such invalid, unenforceable or inoperative part, clause or condition had not been made.

(b)                                 Representations and Warranties.  Executive represents and warrants that: (i) his employment with the Company does not and will not breach any agreements with or duties to any third party; (ii) he has no obligations or commitments inconsistent with the terms of this Agreement; and (iii) he will not enter into any agreement or engage in any activity which would conflict with this Agreement or which would otherwise materially interfere with his duties hereunder and/or the best interests of the Company, the Parent, or any subsidiary or affiliate thereof.

(c)                                  Survival of Obligations.  Termination of Executive’s employment, however caused, or non-renewal of this Agreement shall not affect Executive’s Continuing Obligations.  Executive agrees that after leaving the employ of the Company for any reason, whether initiated by Executive or the Company, the Company may notify Executive’s new employer about his Continuing Obligations.

(d)                                 Cooperation.  Following Executive’s termination of employment and subject to the Company reimbursing Executive for any reasonable out-of-pocket expenses, Executive agrees to cooperate in good faith with the Company in connection with any defense, prosecution or investigation by the Company including regarding any internal investigation, actual or potential litigation, administrative or regulatory proceeding, or other such like proceeding, in which the Company may be involved as a party or non-party from time to time, including without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, Executive appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, and Executive providing the Company all pertinent information and documents, at reasonable times and pursuant to reasonable schedules.

(e)                                  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by overnight courier with receipt signature or sent by facsimile (with “answerback” confirmation of transmission), to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 12(e):

If to the Company:

Boot Barn, Inc.

15776 Laguna Canyon Road

Irvine, CA 92618

Fax:  (949) 453-4401

Attention: Chairman of the Board

With a copy to (which copy shall not constitute notice):

Morgan, Lewis & Bockius LLP

355 South Grand Avenue

Suite 4400

Los Angeles, CA  90071

Fax:  213.680.6499

Attention Cynthia Dunnett, Esq.

If to Executive:

James G. Conroy

To last address on file with the Company

With a copy to (which copy shall not constitute notice):

Gunster, Yoakley & Stewart, P.A.
777 S. Flagler Drive, Suite 500 E
West Palm Beach, FL  33401
Fax:  561.671.2438
Attention:  Thomas A. Hickey, Esq.

Any such notice shall be deemed effective:  (i) if delivered personally, when received; (ii) if sent by overnight courier, when receipted for; or (iii) if sent by facsimile during normal business hours on any business day, pending generation of a transmission report by the machine from which the facsimile was sent indicating the date and time that the facsimile was sent and “answerback” confirmation of transmission.

(f)                                   Waivers/Construction.  Unless otherwise set forth in this Agreement, no delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(g)                                 Withholding.  All compensation (including bonuses and severance, if applicable) payable by the Company to Executive hereunder shall be reduced prior to the delivery of such payment to Executive by an amount sufficient to satisfy any applicable federal, state, local or other tax withholding requirements, and in accordance with the Company’s normal payroll practices.

(h)                                 Successors and Assigns; Assignment.  Executive shall not assign this Agreement and any attempt by him to do so will be deemed null and void; provided that, Executive’s rights to payments hereunder shall, upon his death or incapacity, inure to the benefit of his personal or legal representatives, executors, administrators, heirs, devisees and legatees.  This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns.  This Agreement may be assigned by the Company to the Parent or any subsidiary or affiliate thereof, or to a person or entity which is a successor in interest to substantially all of the business operations or assets of the Company.

(i)                                    Entire Agreement; No Oral Modification.  This Agreement contains the entire understanding of the parties with respect to the terms and conditions of Executive’s employment with the Company, and supersedes any and all prior and contemporaneous agreements, negotiations and understandings relating to Executive’s employment with the Company.  For the avoidance of doubt, the Former Agreement is terminated and of no further force or effect as of the Effective Date of this Agreement.  This Agreement cannot be amended or modified except pursuant to a written instrument signed by Executive and the Chairman of the Board of Directors.

(j)                                    Governing Law.  This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of California without giving effect to its conflicts or choice of law principles.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and not strict construction shall be applied against any party.

(k)                                 Executive Acknowledgment/No Inducements.  Executive acknowledges that he has had the opportunity to consult with legal counsel and/or a tax advisor of his own choosing in regard to this Agreement, and that he has read and understands this Agreement.  Executive has entered into this Agreement with the Company knowingly and voluntarily, based on his own judgment and not on any representations, inducements or promises other than those contained in this Agreement.

(l)                                    Section Headings.  The section and subsection heading of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

(m)                             Counterparts.  This Agreement may be executed by facsimile or pdf signature and in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.                               409A.

(a)                                 Compliance.  It is intended that compensation paid or delivered to Executive pursuant to this Agreement is either paid in compliance with, or is exempt from, Section 409A of the Code and the regulations promulgated thereunder (together, “Section 409A”), and this Agreement shall be interpreted and administered accordingly.  However, the Company does not warrant to Executive that all amounts paid or delivered to him will be exempt from, or paid in compliance with, Section 409A.  Executive understands and agrees that he bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payment on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws.  Executive acknowledges that he has been advised to seek the advice of a tax advisor with respect to the tax consequences of all payments pursuant to this Agreement, including any adverse tax consequence under Section 409A and applicable state tax law.

(b)                                 Amounts Payable On Account of Termination; Specified Employee.  If and to the extent necessary to comply with Section 409A, for the purposes of determining when amounts otherwise payable on account of Executive’s termination of employment under this Agreement will be paid, “terminate,” “terminated” or “termination,” or words of similar import relating to Executive’s employment with the Company, as used in this Agreement, shall be construed as the date that Executive first incurs a “separation from service” (“Separation from Service”) within the meaning of Section 409A from the Company.  Deferred compensation subject to Section 409A that is payable under this Agreement upon Executive’s termination of employment shall be payable only upon Executive’s Separation from Service, from the Company.  Notwithstanding the foregoing, in the event Executive is a “specified employee,” as defined in Section 409A, of the Company as of the date of his Separation from Service, any amounts payable hereunder upon such Separation from Service that constitute deferred compensation subject to Section 409A and that would otherwise be payable within the six month period following his Separation from Service shall be withheld by the Company and paid to Executive without interest on the date that is six months and one day from the date of Executive’s Separation from Service.

(c)                                  Taxable Reimbursements.  Notwithstanding the foregoing, any taxable reimbursement of business or other expenses provided for under this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(d)                                 Interpretative Rules.  In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

14.                               280G.

(a)                                 Limitation on Payments by the Company.  In the event that (i) any amount or benefit to be paid or distributed to, or on behalf of, Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to, or on behalf of, Executive by the Company, its affiliates and their successors, including any acquiror of the Company or its affiliates (or any person or entity required to be aggregated with the Company or its affiliates for purposes of Section 280G of the Code (“Section 280G”) under any other plan, agreement, or arrangement (collectively, the “Covered Payments”), would be an “excess parachute payment” as defined in Section 280G, (ii) would thereby subject Executive to the tax (the “Excise Tax”) imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), and (iii) Executive would receive a greater net after tax benefit by limiting the amount of such Covered Payments, then the Company shall reduce the aggregate value of all Covered Payments to an amount equal to 2.99 times Executive’s average annual compensation calculated in accordance with Section 280G (such reduced payments, the “Payment Cap”).

(b)                                 Calculation of Benefits.  Immediately following delivery of any notice of termination of employment following a Change of Control, the Company shall notify Executive of the aggregate present value of all “parachute payments” (within the meaning of Section 280G) to which Executive would be entitled under this Agreement and any other plan, program or arrangement as of the projected date of termination, together with the projected maximum payments, determined as of such projected date of termination, that could be paid without Executive exceeding the Payment Cap.

(c)                                  Application of Section 280G.  For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of an independent certified public accountant other than the Company’s normal independent certified public accountants or tax counsel selected by such accountants (the “Accountants”), relying on the best authority available at the time of such determination (including, but not limited to, any proposed Treasury regulations upon which taxpayers may rely), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G.

(d)                                 Adjustments in Respect of the Payment Cap.

(i)                                     If Executive receives reduced payments and benefits under this Section 14 (or this Section 14 is determined not to be applicable to Executive because the Accountants conclude that Executive is not subject to any Excise Tax) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a “Final Determination”) that, notwithstanding the good faith of the parties in applying the terms of this Section 14, the aggregate “parachute payments” within the meaning of Section 280G paid to Executive are in an amount that would result in Executive being subject to an Excise Tax and, taking into account the amount of such aggregate parachute payments specified in such Final Determination, the Payment Cap should have been applied under the provisions of this Section 14, then the amount equal to the excess parachute payments made to Executive shall be deemed for all purposes to be a loan to Executive made on the date of receipt of such excess payments, which Executive shall have an obligation to repay to the entity making such payment on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by Executive.

(ii)                                  If Executive receives reduced payments and benefits under this Section 14 and it is established pursuant to a Final Determination that, notwithstanding the good faith of the parties in applying the terms of this Section 14, the aggregate “parachute payments” within the meaning of Section 280G paid to Executive are in an amount that would result in Executive being subject to an Excise Tax and, taking into account the amount of such aggregate parachute payments, the Payment Cap should not have been applied under this Section 14, then the Company shall pay Executive within 30 days following such Final Determination an amount equal to the excess of (x) the amount of aggregate “parachute payments” that would have been payable to Executive without regard to this Section 14 over (y) the reduced amount actually paid to Executive in accordance with this Section 14, together with interest on such excess amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date payment would have been made to Executive of such excess amount (or any portion thereof) but for the application of this Section 14 to the date of actual payments.

(iii)                               If Executive receives reduced payments and benefits by reason of this Section 14 and it is established pursuant to a Final Determination that Executive could have received a greater amount without exceeding the Payment Cap, then the Company or the appropriate subsidiary shall promptly thereafter pay Executive within 30 days of the date of the Final Determination the aggregate additional amount which could have been paid without exceeding the Payment Cap, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the original payment due date to the date of actual payment.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Amended and Restated Employment Agreement to be duly executed as of the date and year written below.

BOOT BARN, INC.
a Delaware corporation

Dated:	April 7, 2015	By:	/s/ Brad Brutocao
Name: Brad Brutocao
Title: Director

EXECUTIVE

Dated:	April 7, 2015	/s/ James G. Conroy
James G. Conroy

Exhibit A

PRIOR INVENTIONS